Exhibit 10.5

AWARD AGREEMENT OF RESTRICTED STOCK WITH TIME-LAPSE VESTING
UNDER THE ATMOS ENERGY CORPORATION
1998 LONG-TERM INCENTIVE PLAN

     This Award Agreement of Restricted Stock with time-lapse vesting is dated as of April 14, 2004, by and between, Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), and «FirstName» «Initial» «LastName» «Jr» (“Grantee”), pursuant to the Company’s 1998 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this document shall have the meaning set forth in the Plan.

     Pursuant to authorization by the Human Resources Committee of the Board of Directors (the “Committee”), which has been designated by the Board of Directors of the Company to administer the Plan, the parties agree as follows.

1.     Grant of Shares.

     The Company hereby grants to the Grantee a total of «Sharesgranted» shares of Common Stock of the Company (“Shares’’) for no consideration from the Grantee, with the restrictions set forth below.

2.     Legends on Certificates.

     Each certificate representing the Shares shall be registered in the name of the Grantee and shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

     On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

     On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferrable only in accordance with that certain Atmos Energy Corporation 1998 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

3.     Restrictions on Alienation of Shares.

     Shares awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Shares are removed in the manner provided for below and the Shares are delivered to the Grantee.

4.     Forfeiture of Shares.

     Shares will be forfeited if, prior to the removal of restrictions on the Shares awarded hereunder, the Grantee terminates employment for any reason other than death, disability, or retirement. Each Grantee, by his or her acceptance of the Shares, shall irrevocably grant to the Company a power of attorney to transfer any Shares forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer. Such provisions with respect to forfeited Shares shall be specifically performable by the Company in a court of equity or law. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Shares shall cease and terminate, without any further obligation on the part of the Company.

5.     Removal of Restrictions due to Death, Disability, Involuntary Termination or Retirement.

     At the time and on the date of the Grantee’s death, disability, involuntary termination (other than termination for cause) or retirement (but not before attaining the age of 55) while employed by the Company or Subsidiary, all restrictions placed on each Share awarded shall be removed and such Shares shall be delivered to the Grantee or to his legal representatives, beneficiaries, or heirs. From and after such date, the Grantee or the Grantee’s estate, personal representative or beneficiary, as the case may be, shall have full rights of transfer or resale with respect to such stock subject to applicable state and federal regulations. The restrictions on Shares awarded shall not be removed due to the Grantee’s retirement prior to attaining the age of 55, unless such removal is expressly approved by the Commitee.

6.     Custody of Share Certificates.

     Share certificates representing the number of Shares awarded shall be registered in the Grantee’s name, but the certificates representing the Shares shall be held in the custody of the Company for the Grantee’s account. During such time, the Grantee shall have all of the rights of a shareholder of the Company with respect to the Shares, including the right to vote the Shares. All dividends and distributions (other than stock dividends and distributions) on Shares held in the custody of the Company shall be paid to the Grantee, however, regardless of the fact that the Shares are being held in behalf of the Grantee. Any new, additional, or different shares or securities issued (due to a stock split, stock dividend, or other stock distribution) with respect to the Shares previously awarded under the Plan shall be held by the Company as additional Shares for the Grantee’s account and shall have the same restrictions as the underlying Shares with respect to which such new, additional, or different shares or securities were issued. At such time as restrictions are removed from any portion of the Shares held by the Company for the Grantee, certificates representing such Shares shall be delivered free of all restrictions to the Grantee or to the Grantee’s legal representatives, beneficiaries, or heirs.

7.     Adjustment Upon Changes in Stock.

     If there shall be any change in the number of shares of Common Stock of the Company outstanding resulting from subdivision, combination, or reclassification of shares, or through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, an appropriate adjustment in the number of Shares with respect to which restrictions have not lapsed shall be made by the Committee.

8.     Removal of Restrictions.

     The Grantee shall be entitled to delivery of the Shares, free and clear of all restrictions, if the Grantee has been an employee of the Company or Subsidiary with continuous service of three years from the date of the Grant. Notwithstanding the foregoing provision, the Grantee shall, in the event of a “Change of Control” of the Company, as such term is defined in Section 2.6 of the Plan, receive free of restriction all Shares granted hereunder within 60 days after the time such Change of Control is deemed to have occurred. Notwithstanding anything contained in this section to the contrary, the Shares acquired by virtue of this Grant may not be sold during the first six (6) months after the date hereof if that would subject the Grantee to liability under Section 16 of the Securities Exchange Act of 1934, as amended.

9.     Stock Withholding Requirement.

     Upon the removal or lapse of the restrictions on the Shares, the number of Shares issuable by the Company to the Grantee shall be subject to applicable withholding requirements for income and employment taxes arising from the removal or lapse of the restrictions on the Shares.

     IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first written above.

GRANTEE:	ATMOS ENERGY CORPORATION
Signature:_______________________________________	By:
Robert W. Best
Printed Name:____________________________________		Chairman, President and Chief Executive Officer

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